Charles W. Rayfield Named Knoll, Inc. Chief Financial Officer

East Greenville, PA, August 14, 2017 -- Knoll, Inc., (NYSE:KNL), a leading designer and manufacturer of branded furniture, textiles, leathers and architectural and acoustical elements, recognized for innovation and modern design, has named Charles W. Rayfield its new Senior Vice President and Chief Financial Officer, effective August 14, 2017.

Mr. Rayfield joined Knoll in 2015 as the Company’s Vice President, Finance and Corporate Controller; since June of this year, he has also served as the Company’s Chief Accounting Officer and Acting Principal Financial Officer.

Andrew Cogan, Knoll President and CEO, said, "Over the past couple of months I've had the pleasure of working closely with Charles and have seen the respect he has both inside and outside Knoll. His technical skills, experience and leadership abilities make him the natural choice to help lead us forward as we work to execute the continued transformation of our business mix and improve the profitability of our Office segment."

Prior to joining Knoll, Mr. Rayfield served as Vice President, Controller of Tucson, AZ - based Providence Service Corporation, a workforce development and health risk assessment company. He has also served as the Corporate Controller of Malvern, PA - based BioTelemetry, Inc., a device manufacturer and medical services company. Earlier in his career, he held various positions with Ernst & Young LLP, Pricewaterhouse Coopers LLP and Arthur Andersen LLP.

Mr. Rayfield is a graduate of the University of Oregon and holds a Master of Accounting from the University of Washington.

About Knoll

Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, and DatesWeiser - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Contacts

Investors:

Andrew B. Cogan
President and Chief Executive Officer
Tel 212 343-4010
acogan@knoll.com

Charles W. Rayfield
Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com

Media:

David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com